EXHIBIT 99.1         FIRST GREENSBORO HOME EQUITY, INC.
                                 HOME OFFICE
                      First Greensboro Executive Centre
                            4830 Koger Boulevard
                            Greensboro, NC  27407
                             Office 910-855-4825
                              Fax 910-299-8226

                                May 31, 1996

Mr. Keith Giddens, CEO
Mr. Dennis W. Canupp, COO
Emergent Mortgage Corp.
208 Garvin Street, P.O. Box 998
Pickens, SC  29671

Dear Keith and Dennis:

         As I previously advised you, First Greensboro Home Equity, Inc. feels that it must terminate the Revised and Restated Agreement dated January 1, 1996 between it and Emergent Mortgage Corp. and various affiliated corporations. We have enjoyed our mutually profitable arrangement with Emergent over the past two years, and our termination of the Agreement is the result of a change in direction of our company rather than any dissatisfaction with the relationship. First Greensboro will of course, honor the termination provisions of the Agreement. Pursuant to Section 10(b), we submit to you with this letter our check in the amount of $5,058,548.00 in full satisfaction of our obligations under the Agreement. The amount of the payment is calculated based on the 12-month period beginning June 1, 1995 and ending on the date hereof.

         As you know, First Greensboro has been negotiating with a major regional bank holding company regarding its purchase of an equity interest in the Company. On May 30, 1996, we entered into a Stock Acquisition Agreement with Centura Banks, Inc., whereby Centura will purchase from the Company and its shareholders shares representing approximately 49% of the equity of the Company. For your information, a copy of the Stock Acquisition Agreement is enclosed.

         From our previous conversations, we are aware that you believe that Emergent has a right of first refusal with respect to this transaction under
Section 6(b)(vi) of our Agreement. We do not believe this to be the case. By its terms, implementation of that section requires the execution by the shareholders of First Greensboro of the Agreement. In fact, to our knowledge no shareholders ever signed the Agreement. Therefore, the provisions of that paragraph are void.

         However, if you are interested in purchasing a 49% interest in First Greensboro, we shall entertain any proposal that you choose to present to us on or before June 10, 1996.

         First Greensboro intends to cooperate with Emergent in terminating our relationship. Therefore, we are open to a "workout" period during which you would continue to purchase our loans following termination of the Agreement.
We shall be happy to discuss any suggestions you wish to make in this regard.

                                              Sincerely,
                                              FIRST GREENSBORO HOME EQUITY, INC.
                                              W. C. Jordan, Jr.





                                       5